Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 29, 2024 (except for Note 2 and Note 7, as to which the date is August 27, 2025) with respect to the consolidated financial statements of Great Elm Group, Inc. included in the Annual Report on Form 10-K for the year ended June 30, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Great Elm Group, Inc. on Forms S-8 (File No. 333-251800, File No. 333-261272, File No. 333-268504, and File No. 333-284771).

/s/ Grant Thornton LLP

Boston, Massachusetts

September 2, 2025